EXHIBIT 99.1

STATEMENT FROM KLINGER ADVANCED AESTHETICS

Johns Hopkins Medicine’s (JHM) role with Klinger Advanced Aesthetics (Klinger) was to provide aesthetic-improvement clients with information regarding performance and safety claims. The relationship was designed to provide consulting services on aspects of our medical services business, and on the safety and performance of our skin care product line. Our goal was to help our company establish consistent, safe delivery of medical aesthetic services in our centers, to create objective testing of the effects of our skin care products, and to focus on measurable elements of skin health.

JHM did not recommend or endorse our products, and has consistently and openly disclosed both the full scope of its role and its non-endorsement policy. The focus of the relationship between JHM and Klinger was to help introduce objective measures into the aesthetics category. JHM did not brand, sell or endorse our products, nor has Klinger asked them to.

Nevertheless, it is possible that the public has perceived an endorsement of the products themselves, rather than a description of JHM’s work on the methodology that was used to assess performance and safety of these products and services.

In order to insure there is no public confusion or concern regarding JHM’s intentions or objectivity, it has taken the following steps that Klinger fully supports:

*	JHM will not take equity in Klinger as part of its compensation for its consulting services.

*	JHM will not take a seat on Klinger Board of Directors.

Klinger believes that all communications regarding JHM’s role in Klinger’s business need to be clear, non-promotional and accurate, to this end, Klinger and the stores that distribute its products have agreed to a communications process that will achieve this objective.